FOR IMMEDIATE RELEASE

CONTACT:	John Mills, Integrated Corporate Relations
310.954.1105 • jmills@icrinc.com

REED’S INC ANNOUNCES APPOINTMENT OF NEAL COHANE TO SENIOR VICE PRESIDENT OF SALES AND MARKETING

Los Angeles, CA ― March 25, 2008 ― Reed’s, Inc. (NASDAQ: REED) announced today that Neal Cohane, Senior Vice President of National Sales has been appointed Senior Vice President of Sales and Marketing, responsible for leading and coordinating all aspects of Reed’s sales, distribution and marketing efforts.

The appointment of Neal Cohane as Senior Vice President of Sales and Marketing reflects Reed’s strategic decision to re-focus its sales efforts on national chain accounts. Utilizing proceeds from Reed’s 2006 IPO, the Company launched into the mainstream through a comprehensive two pronged sales approach. The first approach was to distribute Reed’s products to local and regional retailers through large beer and beverage distributors (DSD) and a team of sales people. The second approach was to direct sales efforts to national chain accounts such as supermarkets, club stores and other large retailers. Mr. Cohane has been in charge of this second effort, national chain account sales. Mr. Cohane’s national chain store success, which includes working with 3,000 natural food supermarkets and 7,500 mainstream supermarkets that carry Reed’s products, has resulted in a shift in the Company’s focus. While the Company will continue with the development of large beer and beverage distributor relationships, for the next 12-18 months the Company will be refocusing its sales efforts on the growth of its national supermarket chain account business which has proven to be the more cost efficient and profitable sales model. Reed’s sees tremendous opportunity to leverage its success in natural foods as the number one, two, three and fourth top selling soft drinks, to expand its position in national grocery store chain accounts. Chain stores throughout the country are making room for successful products from the natural foods industry in order to take advantage of the strong consumer trend toward natural, better-for-you products.

As part of Reed’s refocus in grocery, Rory Ahearn, the former head of the Company’s DSD sales efforts, has left the company. Rory was responsible for leading the Company’s DSD efforts which included the roll out of Reed’s products to local and regional retail accounts throughout the United States. Additionally, as Reed’s refocused sales efforts are less personnel intensive, Reed’s is reducing its DSD sales force by approximately 40%. This reduction is expected to generate approximately $1.5- 2.0 million in annualized expense savings.

“The realignment of our sales efforts serves to streamline the organization and establish a more focused and profitable basis from which to build the business,” said Christopher Reed, Founder and CEO of Reed’s, Inc. “While we continue to see value in both of our sales models, we have made the strategic decision to focus our current sales efforts on growing our national accounts which has proven to be a more profitable and higher returning model. Reed’s product is currently distributed through approximately 10,500 supermarkets in both mainstream and natural foods including Whole Foods, Trader Joes, Safeway, Costco, to name a few. We see tremendous opportunity to leverage the strength of the Reed’s brand within the natural foods and mainstream marketplace to further penetrate existing accounts as well as introduce our products to new supermarket accounts. This will allow us to drive sales, build brand, and demand for our products before reentering fully in an up and down the street sales effort.”

About Reed’s, Inc.

Reed's, Inc. makes the top selling sodas in natural foods markets nationwide and is currently taking its natural food market success into the mainstream markets. Its six award winning non-alcoholic Ginger Brews are unique in the beverage industry being brewed not manufactured and use fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. In addition, the Company has acquired the top selling root beer line in natural foods, the Virgil's Root Beer product line and the top selling cola line in natural foods, the China Cola product line. Other product lines include: Reed's Ginger Candies and Reed's Ginger Ice Creams. Reed’s products are sold through specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants nationwide and in Canada and select international markets. For more information about Reed’s, please visit the company’s website at: www.reedsgingerbrew.com or call (800) 99-REEDS.

SAFE HARBOR STATEMENT
Some portions of this press release, particularly those describing Reed's goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While Reed's is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of Reed's, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed's that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-KSB and Form 10-QSB, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed's undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.